EXHIBIT 99

United Bancorp, Inc.

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK                                                                                                                      Fax:740/633-1448
We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc.
201 South 4th at Hickory Street, Martins Ferry, OH  43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:             12:00 PM October 27, 2010

Subject:	United Bancorp, Inc. Reports Earnings for the Three and Nine Months Ended September 30, 2010

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported net income of $711,000 for the quarter ended September 30, 2010, compared to $758,000 for the quarter ended September 30, 2009, a decrease of 6.2%.  On a per share basis, the Company’s three months diluted earnings were $0.15 for the 2010 period, as compared to $0.16 for the same period in 2009.  For the nine months ended September 30, 2010 the Company reported net income of $2,094,000, compared to $2,230,000 for the nine months ended September 30, 2009, a decrease of $136,000 or 6.1%.  On a per share basis, the Company’s nine months diluted earnings were $0.43 for 2010, as compared to $0.48 for 2009.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s earnings in the nine months ended September 30, 2010 generated an annualized 0.63% return on average assets (“ROA”) and a 7.74% return on average equity (“ROE”), compared to 0.62% ROA and 8.21% ROE for the nine months ended September 30, 2009.  Comparing the nine months ended September 30, 2010 to 2009, the Company’s net interest margin was 3.94% compared to 3.83%, an increase of 11 basis points. Although the net interest margin increased, the Company’s net interest income decreased by approximately $133,000 or 1.2%, due to a decrease in the Company’s earning assets. At September 30, 2010, the Company had approximately $41 million of liquidity in cash and cash equivalents to fund our future loan demand.  With this high level of available funding, the Company has not been aggressive in the retention of higher cost deposit funding, mainly certificates of deposit.  While this has resulted in a decrease in the earning assets of the Bank, it increased the net interest margin of the Company since the cost reduction of the certificates of deposit exceeded the rate of return on the cash and cash equivalents of the Company. Comparing the same periods, Customer Service Fees on deposits increased $47,000.  On the expense side, total noninterest expense increased $233,000 for the nine months ended September 30, 2010 as compared to 2009.  The increase in total noninterest expense was primarily due to the third quarter 2010 implementation of our new data processing system.  The Company incurred approximately $184,000 in direct expenses related to this new system which is non-recurring. In addition, the Company incurred a $70,000 period over period increase in losses on foreclosed real estate due to additional write-downs that were taken and a period over period increase of $55,000 in our Provision for Loan Losses.  The increase in the provision for loan losses for the nine months ended September 30, 2010 was predicated primarily upon the economic challenges facing the banking industry.  Asset quality improved in the current period with an 18.3% reduction in Non-Performing Loans.  During the third quarter of 2010, the Company recognized a tax benefit resulting from the resolution of a tax contingency, which reduced federal income taxes by approximately $120,000.”

James W. Everson, UBCP’s Chairman, President and CEO stated, “We are pleased to report our financial performance to date is exceeding our 2010 budget projections which included higher than normal loan loss provisions, capital expenditure costs and FDIC Insurance premiums.  We anticipate greater operating efficiencies and cost savings from our recently installed core system as we further integrate it into our daily operations.  As we continue the current trend of reducing our non accruing loans and liquidating our “Other Real Estate” holdings, we anticipate a normalization of our loan loss accruals to a level that will benefit future earnings.”  Everson concluded, “We have had a policy of rewarding our shareholders through continued quarterly dividends since the inception of UBCP in 1983, reflecting on our positive growth.  During these tough economic times, we are pleased with the Company’s earnings that allows us to keep a balance amongst maintaining our ‘Well Capitalized’ status and making capital expenditures for future growth, while sufficiently accruing into our Loan Loss Provision as we manage our asset quality ….plus cover this generous dividend payment policy.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $442.9 million and total shareholder’s equity of approximately $36.6 million as of September 30, 2010.  Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

United Bancorp, Inc. (“BCP”)

	For the Three Months Ended September 30,		%
	2010	2009	Change
Earnings
Total interest income	$5,403,458	$5,815,978	-7.09%
Total interest expense	1,581,787	2,010,158	-21.31%
Net interest income	3,821,671	3,805,820	0.42%
Provision for loan losses	320,547	338,191	-5.22%
Net interest income after provision for loan losses	3,501,124	3,467,629	0.97%
Service charges on deposit accounts	568,087	592,647	-4.14%
Net realized gains of sales on securities	47,342	—	N/A
Net realized gains on sale of loans	48,690	56,148	-13.28%
Net realized gains on sale of other real estate and repossessions	36,683	8,222	346.16%
Other noninterest income	195,409	196,265	-0.44%
Total noninterest income	896,211	853,282	5.03%
Conversion Expenses	184,198	—	N/A
FDIC Insurance Premiums	137,281	237,552	-42.21%
Total noninterest expense
(Excluding FDIC Insurance Premiums and Conversion Expenses)	3,365,377	3,181,852	5.77%
Income tax (credit) expense	(477)	143,940	-100.33%
Net income	$710,956	$757,567	-6.15%
Per share
Earnings per common share - Basic	$0.15	$0.16	-6.25%
Earnings per common share - Diluted	0.15	0.16	-6.25%
Cash Dividends paid	0.14	0.14	0.00%
Shares Outstanding
Average - Basic	4,705,278	4,626,354	—
Average - Diluted	4,721,183	4,626,354	—

For the Nine Months Ended September 30,	%
2010	2009	Change
Earnings
Total interest income	$16,446,458	$17,589,791	-6.50%
Total interest expense	5,100,915	6,111,145	-16.53%
Net interest income	11,345,543	11,478,646	-1.16%
Provision for loan losses	1,050,592	996,034	5.48%
Net interest income after provision for loan losses	10,294,951	10,482,612	-1.79%
Service charges on deposit accounts	1,726,154	1,678,807	2.82%
Net realized gains of sales on securities	47,342	25,469	85.88%
Net realized gains on sale of loans	92,327	105,825	-12.76%
Net realized gains on sale of other real estate and repossessions	35,916	87,118	-58.77%
Other noninterest income	629,415	558,272	12.74%
Total noninterest income	2,531,154	2,455,491	3.08%
Conversion Expense	184,198	—	N/A
FDIC Insurance Premiums	376,844	682,515	-44.79%
Total noninterest expense
(Excluding FDIC Insurance Premiums and Conversion Expenses)	9,968,387	9,613,652	3.69%
Income tax expense	202,342	411,440	-50.82%
Net income	2,094,334	2,230,496	-6.10%
Per share
Earnings per common share - Basic	$0.43	$0.48	-10.42%
Earnings per common share - Diluted	0.43	0.48	-10.42%
Cash Dividends paid	0.42	0.42	0.00%
Book value (end of period)	7.77	7.35	5.71%
Shares Outstanding
Average - Basic	4,681,892	4,612,680	—
Average - Diluted	4,702,799	4,613,070	—
At quarter end
Total assets	$442,857,853	$446,660,879	-0.85%
Total assets (average)	443,307,000	450,761,000	-1.65%
Other real estate and repossessions	1,741,215	1,035,696	68.12%
Gross loans	277,510,941	247,039,663	12.33%
Allowance for loan losses	2,755,115	2,925,953	-5.84%
Net loans	274,755,826	244,113,710	12.55%
Net loans charged off	686,000	840,440	-18.38%
Non-performing loans	4,855,000	5,939,000	-18.25%
Average loans	265,296,000	239,771,000	10.65%
Securities and other required stock	96,243,231	123,764,262	-22.24%
Shareholders' equity	36,632,770	35,045,140	4.53%
Shareholders' equity (average)	36,088,000	34,011,000	6.11%
Stock data
Market value - last close (end of period)	$8.01	$8.07	-0.74%
Dividend payout ratio	97.67%	87.50%	11.62%
Price earnings ratio	13.35	x	12.42	x	7.53%
Key performance ratios
Return on average assets (ROA)	0.63%	0.62%	0.01%
Return on average equity (ROE)	7.74%	8.21%	-0.47%
Net interest margin (federal tax equivalent)	3.94%	3.83%	0.11%
Interest expense to average assets	1.53%	1.81%	-0.27%
Total allowance for loan losses to nonperforming loans	56.75%	49.27%	7.48%
Total allowance for loan losses to total loans	0.99%	1.18%	-0.19%
Nonperforming loans to total loans	1.75%	2.40%	-0.65%
Nonperforming assets to total assets	1.49%	1.56%	-0.07%
Net charge-offs to average loans	0.26%	0.35%	-0.09%
Equity to assets at period end	8.27%	7.85%	0.43%

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934.  Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms.  Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial  assets, and the availability of and costs associated with sources of liquidity.  The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.